Exhibit 10(g)

LOAN AGREEMENT

Between
EQUUS TOTAL RETURN, INC.	and	REGIONS BANK
f/k/a EQUUS II INCORPORATED		3272 Westheimer, Suite #1
2727 Allen Parkway, Suite 1300		Houston, Texas 77098
Houston, Texas 77019
August 18, 2006

THIS LOAN AGREEMENT (the “Loan Agreement”) will serve to set forth the terms of the financing transactions by and between EQUUS TOTAL RETURN, INC., formerly known as EQUUS II INCORPORATED, a Delaware corporation (“Borrower”), and REGIONS BANK, an Alabama state banking corporation (“Lender”):

1. Credit Facility. Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loan, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the “Loan Documents”), Lender hereby agrees to provide to Borrower the credit facility described below (the “Credit Facility”):

Borrowing Base Line of Credit. Subject to the terms and conditions set forth herein, Lender agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the date hereof and continuing through the maturity date of the Note (as defined below), such amounts as Borrower may request hereunder; provided, however, the total principal amount outstanding at any time shall not exceed the lesser of (i) an amount equal to the Borrowing Base (as such term is defined hereinbelow), or (ii) $10,000,000.00 (the “Borrowing Base Line of Credit”). If at any time the aggregate principal amount outstanding under the Borrowing Base Line of Credit shall exceed an amount equal to the Borrowing Base, Borrower agrees to immediately repay to Lender such excess amount, plus all accrued but unpaid interest thereon. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. The sums disbursed under the Borrowing Base Line of Credit (each of such disbursements being hereinafter called an “Advance”) shall be used for working capital and operating expenses.

Clean Down Period. During the period commencing on the date of this Loan Agreement and ending December 31, 2007, Borrower covenants and agrees that there shall be a period of at least sixty (60) consecutive days during which (a) there are no Advances outstanding and (b) no Advances will be made.

As used in this Loan Agreement, the term “Borrowing Base” shall mean an amount equal to 20% of Borrower’s Eligible Portfolio Value (hereinafter defined).

As used herein the term “Eligible Portfolio Value” shall mean, at any time, the difference between Borrower’s Portfolio Value (hereinafter defined) and Borrower’s Ineligible Investments (hereinafter defined); provided there shall be excluded from the calculation of Eligible Portfolio Value that portion of any investment in a single entity which exceeds twenty percent (20%) of the aggregate Eligible Portfolio Value calculated without giving effect to such limitation; provided further, however, on a case by case basis the Borrower may request that for a particular investment in an entity the twenty percent (20%) limit may be increased at closing or after Borrower receives a bona fide third party offer to purchase such investment in such entity and the Lender may approve such request at its sole and absolute discretion. The term “Portfolio Value” shall mean the value, as reflected on the then most current Investment History and Portfolio Valuation Report (hereinafter defined) prepared and presented to Lender in accordance with the provisions of Section 9(c) of this Loan Agreement, of the Collateral (hereinafter defined). The term “Ineligible Investments” means any portion of the Collateral which represents an investment by Borrower in a company or other entity which is in bankruptcy or which is in default under any loan to such company or other entity and as to which loan (i) all cure periods have expired and (ii) no written waivers of such default have been issued by the lender under such loan. The sale or other disposition by Borrower of any portion of the Collateral shall result in an immediate reduction in Eligible Portfolio Value, which reduction shall be equal to the value assigned to such sold or disposed of Collateral in the then most current Investment History and Portfolio Valuation Report (hereinafter defined) prepared and presented to Lender in accordance with the provisions of Section 9(c) of this Loan Agreement. Borrower shall be permitted to increase or decrease the Eligible Portfolio Value, by the addition or deletion of Collateral, provided that at the time Borrower elects to delete Collateral, (i) no Event of Default (hereinafter defined) exists and (ii) such deletion does not cause the then outstanding principal balance of the Note to exceed the Borrowing Base, as the Borrowing Base will exist after the deletion of such Collateral.

Lender agrees, to the extent Borrower is entitled to any release of Collateral under the terms of this Agreement or any other Loan Document, upon receipt of a request from Borrower, to promptly execute any written release of pledge required by The Frost National Bank, as custodian of the Collateral, as required pursuant to Section 4 of that certain Safekeeping Agreement (Corporate – No Foreign Securities) dated as of March 15, 2004, as amended, between The Frost National Bank and Borrower.

All Advances under the Credit Facility shall be collectively called the “Loan”. Each request for an Advance shall be evidenced by Borrower’s delivery to Lender of a Borrowing Request substantially in the form attached as Exhibit B hereto (the “Borrowing Request”). Each continuation or conversion of the interest rate election made by Borrower with respect to Advances outstanding under the Note (as hereinafter defined) shall be evidenced by Borrower’s delivery to Lender of a Conversion/Continuation Notice substantially in the form attached as Exhibit C hereto (the “Conversion/Continuation Notice”).

2. Promissory Note. The Credit Facility shall be evidenced by one promissory note (together with any renewals, extensions and increases thereof, the “Note”) duly executed by Borrower and payable to the order of Lender, in substantially the form attached as Exhibit A hereto. Interest on the Note shall accrue at the rate set forth therein. The principal of and interest on the Note shall be due and payable in accordance with the terms and conditions set forth in the Note and in this Loan Agreement.

3. Collateral. As collateral and security for the indebtedness evidenced by the Note and any and all other indebtedness or obligations from time to time owing by Borrower to Lender in connection with any Loan Document, Borrower has granted to Lender, its successors and assigns, concurrently herewith under the Pledge and Security Agreement dated as of the date hereof made by Borrower in favor of Lender (the “Pledge and Security Agreement”), a lien and security interest in and to the Collateral (as defined in the Pledge and Security Agreement, the “Collateral”). Borrower agrees to execute such security agreements, assignments, and other agreements and documents as Lender shall reasonably deem appropriate and otherwise reasonably require from time to time to more fully create and perfect Lender’s lien and security interests in the Collateral and other agreements and documents as Lender shall deem appropriate and otherwise reasonably require from time to time to more fully create and perfect Lender’s lien and security interests in the Collateral.

4. Representations and Warranties. Borrower hereby represents and warrants, and upon each request for an Advance under the Credit Facility further represents and warrants, to Lender as follows:

(a) Existence. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing under the laws of all other states where it is doing business, and has all requisite power and authority to execute and deliver the Loan Documents.

(b) Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(c) No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of its articles or certificate of incorporation or bylaws, or any agreement or other instrument binding upon Borrower, or (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party.

(d) Financial Condition. Each financial statement of Borrower supplied to the Lender truly discloses and fairly presents Borrower’s financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to Lender.

(e) Litigation. There are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties, or operations of Borrower.

(f) Taxes; Governmental Charges. Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all material taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

(g) Margin Regulations. If at any time any of the Collateral consists of “margin stock” (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (collectively, the “Margin Regulations”)) (“Margin Stock”), the Advances do not violate the Margin Regulations.

5. Conditions Precedent to Advances and Fees.

(a) Conditions Precedent to Initial Advance. Lender’s obligation to make the initial Advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such initial Advance (i) Borrower shall have executed and delivered to Lender the Loan Documents, (ii) Borrower shall have provided evidence satisfactory to Lender that the execution and delivery of the Loan Documents by Borrower was duly authorized by Borrower’s board of directors and (iii) Borrower shall have requested and obtained from Borrower’s counsel an opinion letter, addressed to Lender, covering, among other things, the organization, existence, and authorization of Borrower and its representatives, the due execution and delivery of the Loan Documents, the validity and enforceability of the Loan Documents, and such other matters as Lender may reasonably request.

(b) Conditions Precedent to All Advances. Lender’s obligation to make any Advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such Advance and after giving effect thereto (i) all representations and warranties made to Lender in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, (ii) no material adverse change in the financial condition of Borrower since the effective date of the most recent financial statements furnished to Lender by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the, requested Advance, which with notice or lapse of time, or both, would constitute an Event of Default, (iv) Lender’s receipt of all Loan Documents appropriately executed by Borrower and all other proper parties and (v), in the event that at the time of the requested Advance any Collateral consists of Margin Stock, the Borrower shall have delivered to Lender Federal Reserve Form U-1 (or any successor form), which shall contain statements that, in the reasonable judgment of the Lender, permit the requested Advance to be made in compliance with the Margin Regulations.

(c) Unused Fees. Borrower acknowledges that Lender will be required to hold funds available for Advances to Borrower under the terms of this Loan Agreement even if Borrower does not elect to make borrowings under the Credit Facility. In consideration of Lender’s holding the availability of such unborrowed funds Borrower agrees to pay to Lender, monthly in arrears on the same date that interest is due and payable under the Note, an unused commitment fee in an amount equal to one-quarter of one percent (1/4%) per annum, computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, calculated on a daily basis, of the amount of the Credit Facility which was not borrowed by Borrower during the previous quarter.

6. Affirmative Covenants. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless Lender shall otherwise consent in writing:

(a) Accounts and Records. Maintain its books and records in accordance with generally accepted accounting principles.

(b) Right of Inspection. Permit Lender to visit its properties and installations and to examine, audit and make and take away copies or reproductions of Borrower’s books and records, at all reasonable times.

(c) Right to Additional Information. Furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower’s financial condition and business operations as Lender may reasonably request from time to time.

(d) Compliance with Laws. Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all material statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower and its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

(e) Taxes. Pay and discharge when due all of its indebtedness and other material obligations, including without limitation, all material assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all material lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

(f) Insurance. Maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker’s compensation, business interruption and other insurance reasonably deemed necessary or otherwise reasonably required by Lender.

(g) Notice of Indebtedness. Promptly inform Lender of the creation, incurrence or assumption by Borrower of any actual or contingent liabilities not permitted under this Loan Agreement.

(h) Notice of Litigation. Promptly after the commencement thereof, notify Lender of all actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or any of its properties.

(i) Notice of Material Adverse Change. Promptly inform Lender of (i) any and all material adverse changes in Borrower’s financial condition, and (ii) all claims made against Borrower which could materially affect the financial condition of Borrower.

(j) Additional Documentation. Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

(k) Press Releases. Deliver to Lender, by facsimile or email, and simultaneously with their issuance, copies of all press releases issued by Borrower.

7. Negative Covenants. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will not, without the prior written consent of Lender:

(a) Nature of Business. Make any material change in the nature of its business as carried on as of the date hereof.

(b) Liquidations, Mergers, Consolidations. Liquidate, merge or consolidate with or into any other entity unless the Borrower is the survivor of such merger or consolidation.

(c) Sale of Assets. Sell, transfer or otherwise dispose of any of its assets or properties, other than in the ordinary course of business.

(d) Liens. Create or incur any lien or encumbrance on any of its assets, other than (i) liens and security interests securing indebtedness and other obligations owing to Lender, (ii) liens for taxes, assessments or similar charges that are (1) not yet due or (2) being contested in good faith by appropriate proceedings and for which Borrower has established adequate reserves, (iii) liens and security interests existing as of the date hereof which have been disclosed to and approved by Lender in writing, (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable person or entity; (v) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by Employee Retirement Income Security Act of 1974, as amended; (vi) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable person or entity; (viii) liens securing judgments for the payment of money not constituting an Event of Default under Section 10(h) or securing appeal or other surety bonds related to such judgments; (x) liens in cash or cash equivalents securing RIC Borrowings (as hereinafter defined) permitted by Section 7(e)(iii); and (x) liens securing indebtedness permitted under Section 7(e)(iv), provided that (A) such liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

(e) Indebtedness. Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Lender; (ii) borrowings outstanding on the date hereof and disclosed in writing to Lender; (iii) quarterly borrowings (“RIC Borrowings”) in such amounts as are necessary for Borrower to maintain its status as a “Regulated Investment Company” under the provisions of the Internal Revenue Code of 1986, as amended, or any successor statute; provided however that each such RIC Borrowing shall be repaid in full within ten (10) days after the date on which such RIC Borrowing is made; (iv) indebtedness in respect of capital leases, synthetic lease obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7(d)(x), provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $500,000; and (v) guaranties of any obligations permitted in clauses (i) through (iv) above.

(f) Change in Management. Permit a change in the executive management of Borrower.

(g) Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as hereinafter defined) of Borrower, except upon terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a person or entity not an Affiliate of Borrower. As used herein, the term “Affiliate” means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity.

8. Financial Covenant. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will maintain, at all times, a ratio of (a) total liabilities as reflected on the Borrower’s balance sheet in accordance with generally accepted accounting principles to (b) Net Asset Value of not greater than 1.1 to 1.0.

As used herein, the term “Net Asset Value” means, as of any date, Borrower’s total assets less Borrower’s total liabilities, which, in each case would be required to be reflected on a balance sheet of Borrower in accordance with generally accepted accounting principles, except any of the foregoing that are Excluded Assets (as defined in the Pledge and Security Agreement).

9. Reporting Requirements. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will, unless Lender shall otherwise consent in writing, furnish to Lender:

(a) SEC Quarterly Reports. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, Borrower’s Form 10-Q filed with the Securities and Exchange Commission for the preceding fiscal quarter pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

(b) SEC Annual Reports. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, Borrower’s Form 10-K filed with the Securities and Exchange Commission for the preceding fiscal year pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

(c) History and Valuation. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of Borrower, an Investment History and Portfolio Valuation Report (herein so called and in form and substance substantially the same as historically prepared by Borrower) setting forth in detail reasonably satisfactory to Lender the history and valuation of Borrower’s investment portfolio and reflecting that such Investment History and Portfolio Valuation has been approved by Borrower’s board of directors and Borrower’s auditors from an independent public accounting firm of recognized standing reasonably acceptable to Lender.

(d) Compliance Certificate. A certificate signed by the President or Chief Financial Officer of Borrower within forty-five (45) days after the end of each calendar month, stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement.

(e) Borrowing Base Report. A borrowing base report, reasonably satisfactory to Lender in form, substance and detail, signed by the President or Chief Financial Officer of Borrower, within sixty (60) days after the end of each fiscal quarter of each fiscal year of Borrower.

10. Events of Default. Each of the following shall constitute an “Event of Default” under this Loan Agreement:

(a) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Note or any other indebtedness or obligations owing to Lender by Borrower from time to time and the failure of Borrower to cure such default within 3 Business Days after written notice from Lender specifying such default.

(b) The failure of Borrower to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents (other than as described in clause (a) above) and the failure of Borrower to cure such default within 15 days after written notice from Lender specifying such default.

(c) Any representation contained herein or in any of the other Loan Documents made by Borrower is false or misleading in any material respect.

(d) The occurrence of any event which permits the acceleration of the maturity of any indebtedness with a principal amount in excess of $50,000 owing by Borrower to any third party under any agreement or understanding.

(e) If Borrower: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within thirty (30) days any final money judgment against such party.

(f) The liquidation, dissolution, merger or consolidation of Borrower except as permitted under Section 7(b).

(g) The entry of any judgment against Borrower or the issuance or entry of any attachment or other lien against any of the property of Borrower for an amount in excess of $100,000.00, if undischarged, unbonded or undismissed within thirty (30) days after such entry.

Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

11. Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Lender by Borrower at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Lender may, at its option, cease further Advances under the Note. All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

12. Rights Cumulative. All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

13. Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

14. Benefits. This Loan Agreement shall be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

15. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

16. Construction. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where the Lender’s address set forth on the first page hereof is located.

17. Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

18. Expenses. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (i) the preparation, negotiation, execution and delivery of the Loan Documents, (ii) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (iii) any action in the enforcement of Lender’s rights upon the occurrence of Event of Default.

19. Participation of the Loan. Borrower agrees that Lender may, at its option, sell interests in the Loan and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower to each prospective purchaser.

20. Conflicts. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

21. Counterparts. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

22. Facsimile Documents and Signatures. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine (“fax”), it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine shall be considered for all purposes as an original signature. Any such faxed document shall be considered to have the same binding legal effect as an original document. At the request of any party, any faxed document shall be re-executed by each signatory party in an original form.

If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.

NOTICE TO COMPLY WITH STATE LAW

For the purpose of this Notice, the term “WRITTEN AGREEMENT” shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER		LENDER:

EQUUS TOTAL RETURN, INC., formerly known as EQUUS II INCORPORATED, a Delaware corporation		REGIONS BANK, an Alabama state banking corporation

By:	/s/ Harry O. Nicodemus, IV	By:	/s/ Terry A. Pruden
	Harry O. Nicodemus, IV Chief Financial Officer		Terry A. Pruden Executive Vice President

Exhibit A

REVOLVING CREDIT NOTE

$10,000,000.00	Houston, Texas	August 18, 2006

1. FOR VALUE RECEIVED, and as hereinafter provided EQUUS TOTAL RETURN, INC., formerly known as EQUUS II INCORPORATED, a Delaware corporation (the “Borrower”), promises and agrees to pay unto the order of REGIONS BANK, an Alabama state banking corporation (the “Lender”), at its office located at 3272 Westheimer, Suite #1, Houston, Harris County, Texas 77098, or at such other address or addresses as Lender may from time to time designate in writing to Borrower, in immediately available funds in lawful currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, the sum of up to TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), or so much thereof as may be advanced pursuant to the hereinafter described Loan Agreement, together with interest on the unpaid principal balance from time to time owing hereunder from the date of advance hereunder until maturity, and otherwise in strict accordance with the terms and provisions hereof.

2. As used herein, the following terms shall have the meanings assigned:

“Borrowing Date” means any Business Day on which Lender advances to Borrower a portion of the Loan hereunder.

“Borrowing Notice” shall mean a notice in writing given by Borrower to Lender substantially in the form of Exhibit B to the Loan Agreement requesting a Loan under the Loan Agreement.

“Business Day” means a day when Lender is open for business, other than a Saturday or Sunday.

“Control Account Agreement” means that certain Control Account Agreement of even date herewith among Borrower, Lender and The Frost National Bank.

“Conversion/Continuation Notice” shall mean a notice in writing given by Borrower to Lender substantially in the form of Exhibit C to the Loan Agreement specifying the amount of Loans to be converted, or continued at the Libor Rate and the applicable Interest Period.

“Conversion Date” shall have the meaning specified in Paragraph 4(b) below.

“Default Rate” means a per annum rate equal to the lesser of (a) Prime plus two percent (2%), and (b) the Maximum Rate.

“Event of Default” means the occurrence of an Event of Default (as defined in the Loan Agreement).

“Interest Period” means, as to any Libor Loan, the period commencing on the date such Libor Loan is disbursed or converted to or continued as a Libor Loan and ending on the date one, three, or six months thereafter, as selected by the Borrower in its Borrowing Notice or Conversion/Continuation Notice, or such other period that is twelve months or less requested by the Borrower and consented to by the Lender; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the Maturity Date.

“Libor” means, with respect to any Interest Period, that rate for deposits in U.S. dollars for a period comparable to the term of such Interest Period which appears on Telerate Page 3750 as of 11:00 a.m., London, England time on the day (the “Pricing Date”) that is two LIBOR Business Days preceding the first day of such Interest Period, as such rate is published on the Business Day next following the Pricing Date in the Money Market Section of the Wall Street Journal. If such rate cannot be so determined for any reason, Lender will request the principal London office of at least two banks to provide a quotation of its rate for deposits in U.S. dollars for a period comparable to the applicable Interest Period and the rate for such Interest Period will be the arithmetic mean of such quotations.

“LIBOR Business Day” means a Business Day on which dealings in U.S. dollar deposits are carried out in the London interbank market.

“LIBOR Loan” means any Loan that bears interest at the Libor Rate.

Exhibit A Page 1

“Libor Rate” means an interest rate per annum (rounded upward to the nearest multiple of 1/1000th of one percent per annum and determined on a daily basis for the actual number of days elapsed based on a 360 day year) which is equal to the sum of (a) Libor, plus (b) two hundred fifty basis points (250 bps).

“Loan Agreement” means that certain Loan Agreement executed by Borrower and Lender of even date herewith.

“Loan Documents” means this Note, the Loan Agreement, and other documents evidencing, securing and relating to the Loan.

“Loan(s)” means the Loan(s) evidenced by this Note, from the date hereof to the Maturity Date, during which period advances may be allowed up to the principal amount of this Note, bearing interest as herein set forth, and being payable in installments as herein set forth. All references to the Loan or Loans shall be references to the single indebtedness evidenced by the Note. The Loan is a revolving loan. Any sums repaid may be reborrowed, subject to the limitations set forth in the Loan Agreement.

“Maturity Date” means December 31, 2007.

“Maximum Rate” means, with respect to the holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be under applicable law contracted for, taken, reserved, charged or received on the indebtedness evidenced by this Note.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement of even date herewith from Borrower in favor of Lender.

“Prime” means the rate per annum published in the Money Rates section of The Wall Street Journal (Southwest Edition) and identified therein as the highest “Prime Rate.” If The Wall Street Journal Prime Rate ceases to be made available by the publisher, or any successor to the publisher, then the Prime Rate shall mean the Prime Rate of interest charged by the Lender as established from time to time. Without notice to the Borrower or any other person, the Prime Rate shall change automatically from time to time as and in the amount by which such rate shall fluctuate, with each such change to be effective as of the date of each change in such rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Lender. The Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Prime Rate” means an interest rate per annum which is equal to (a) Prime, plus (b) zero percent (0.00%).

“Usury Laws” means all applicable federal or state usury laws regarding the use, forbearance, or detention of money.

3. Interest shall accrue on the outstanding principal balance of this Note, or any portion hereof, as follows:

(a) Commencing on the date hereof and continuing until and including the Maturity Date at a rate equal to (i) the lesser of the Prime Rate or the Maximum Rate as to any portion of the Loan for which Borrower has elected the Prime Rate, and (ii) the lesser of the applicable Libor Rate(s) or the Maximum Rate as to any portion(s) of the Loan for which Borrower has elected the Libor Rate.

(b) If at any time and from time to time the rates of interest calculated pursuant to the Prime Rate or the Libor Rate would exceed the Maximum Rate, thereby causing the interest payable hereon to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate or the Libor Rate shall not reduce the rate of interest hereon below the Maximum Rate until the total amount of interest accrued hereon from and after the date of the first advance hereunder equals the amount of interest which would have accrued hereon if the rate specified in the applicable Prime Rate or Libor Rate above had at all times been in effect.

4. Borrower shall elect either the Prime Rate or Libor Rate with respect to the outstanding balance of the Loan or any portion thereof as follows:

(a) Borrower shall, in accordance with this Paragraph 4, give Lender notice of the interest option selected with respect to each borrowing made pursuant to the Loan Agreement. If Borrower wishes to select the Libor Rate to apply to a portion of the Loan, Borrower shall so specify in the Borrowing Notice given Lender, which Borrowing Notice must be received by Lender at least three (3) Libor Business Days prior to the applicable Borrowing Date. If the required Borrowing Notice shall not have been timely received by Lender, Borrower shall be deemed to have selected the Prime Rate to be applicable to such portion of the Loan upon the applicable Borrowing Date.

(b) The date of conversion from one type of interest rate to another is called a “Conversion Date”. Borrower may convert all or a portion of the Loans from the Prime Rate to the Libor Rate and vice versa. Such conversion shall be effected by Borrower by timely giving Lender a Conversion/Continuation Notice for conversion to the Libor Rate or the Prime Rate, as applicable. The date of continuation of a Libor Loan to another Libor Loan at the end of an Interest Period is called a “Continuation Date”. Borrower may continue all or a portion of the Libor Loans from one Interest

Exhibit A Page 2

Period to another. Such continuation shall be effected by Borrower by timely giving Lender a Conversion/Continuation Notice specifying such continuation.

5. This Note and the Loan evidenced hereby shall be due and payable as follows:

(a) All accrued unpaid interest on the outstanding principal balance of this Note shall be due and payable in monthly installments as it accrues, with the first installment due and payable on the date which is the 30th day of September 2006, and continuing monthly thereafter on the last day of each succeeding calendar month until the Maturity Date.

(b) The entire principal sum of this Note then remaining unpaid, together with all accrued, unpaid interest thereon, shall be due and payable on the Maturity Date.

(c) Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under this Note or under any of the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever.

6. At any time and from time to time, Borrower on any Business Day may prepay the principal of the Loan then outstanding in whole or in part without premium or penalty. All payments and prepayments of principal and/or interest to Lender shall be made by Borrower to Lender before 11:00 a.m. (Houston, Texas time), in federal or other immediately available funds at Lender’s banking office specified in the first paragraph of this Note. Any payment or prepayment received by Lender after 11:00 a.m. (Houston, Texas time) shall be deemed to have been received by Lender on the next succeeding Business Day. Should the principal of or interest on any Loan, or any expense or fee, become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.

7. All payments hereunder, whether designated as payments of principal or interest, shall be applied, in such order as Lender shall in its sole discretion determine, to unpaid and accrued interest, to the discharge of any expenses or damages for which the Lender may be entitled to receive reimbursement under the terms of this Note or under the terms of any document executed in connection herewith, or to unpaid principal in the inverse order of maturity. Notwithstanding anything expressed or implied in this Note to the contrary, all past due principal and interest on this Note, whether due as the result of acceleration of maturity or otherwise, shall bear interest from the date the payment thereof shall have become due until the same have been fully discharged by payment at the Default Rate. In addition, Lender may charge and collect a late fee of five percent (5.0%) of any scheduled installment that is more than ten (10) days past due.

8. If an Event of Default shall occur and be continuing, then the holder of this Note shall have the option, in addition to the remedies provided in the other Loan Documents or at law or in equity, to declare this Note due and payable, whereupon the entire unpaid principal balance of this Note and all interest accrued thereon shall thereupon at once mature and become due and payable and shall bear interest from the date of such Event of Default until paid at the Default Rate, without grace, presentment for payment, demand, protest, notice of protest, notice of nonpayment, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY THE BORROWER. The time of payment of this Note is also subject to acceleration in the event of the Event of Default.

9. This Note is secured by and is entitled to the benefit of, among other instruments: (a) the Pledge and Security Agreement, (b) the Control Account Agreement, and (c) the other Loan Documents.

10. Time is of the essence in the performance and payment of this Note.

11. The remedies of Lender as provided herein and in the Loan Documents shall be cumulative and concurrent and may be pursued singly, successively, or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise. No action, omission, or commission by Lender, including specifically, the failure to exercise any right, remedy, or recourse, shall be deemed a waiver or release of the same. A waiver or release shall exist and be effective only as set forth in a written document executed by Lender, and then only to the extent specifically recited therein. A waiver or a release with reference to any one event shall not be construed as continuing, or as a bar to, or as a waiver or release of, any subsequent right, remedy, or recourse as to any subsequent event.

12. THE BORROWER HEREBY EXPRESSLY WAIVES GRACE, AND ALL NOTICES, DEMANDS, PRESENTMENTS FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION OF THE INDEBTEDNESS DUE HEREUNDER, AND DILIGENCE IN COLLECTING THIS NOTE OR ENFORCING ANY SECURITY RIGHTS OF THE LENDER UNDER ANY DOCUMENT SECURING THIS NOTE.

Exhibit A Page 3

13. If an Event of Default occurs and is continuing and this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or suit or legal proceedings are brought to collect this Note, the Borrower agrees to pay the holder hereof the costs and reasonable attorney’s fees incurred in the collection hereof.

14. It is the intention of the parties hereto to comply with the Usury Laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, the Loan Documents, in no event shall the Loan Documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws, and any subsequent revisions, repeals, or judicial interpretations thereof to the extent that same are made applicable hereto. If any such excess of interest is contracted for, charged, or received under Loan Documents, or in the event the maturity of the indebtedness evidenced by this Note is accelerated in whole or in part, or in the event that all or part of the principal or interest of this Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received the Loan Documents, on the amount of principal actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by the Usury Laws, then in any such event (a) the provisions of this paragraph shall govern and control, (b) neither Borrower nor any other person or entity now or hereafter liable for the payment of this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by the Usury Laws, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of this Note or refunded to Borrower, at the holder’s option, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under the Usury Laws as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed, without limiting the foregoing, that the rate of interest contracted for, charged or received under this Note and any other Loan Documents shall be deemed not to exceed the maximum lawful rate if any method of calculation permitted by the Usury Laws including, but not limited to, amortization, prorating, allocating and spreading interest over the full term of the loan results in a determination that the rate of interest so contracted for, charged or received does not exceed the maximum lawful rate.

15. Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by the holder hereof and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the holder hereof except to the extent that actual cash proceeds of such instrument are unconditionally received by the holder and applied to this indebtedness in the manner elsewhere herein provided.

16. It is further agreed that the Lender shall have a first lien on all deposits and other sums at any time credited by or due from the Lender to the Borrower as collateral security for the payment of this Note, and the Lender, at its option, may at any time, without notice and without any liability, hold all or any part of any such deposits or other sums until all sums owing on this Note have been paid in full and/or apply or set off all or any part of any such deposits or other sums credited by or due from the Lender to or against any sums due on this Note in any manner and in any order of preference which the Lender, in its sole discretion, chooses.

17. The loan evidenced by this Note was negotiated and consummated in the State of Texas and it is understood and agreed that the legality, enforceability and construction hereof shall be governed by Texas law and, to the extent applicable, by the laws of the United States of America. The Borrower and the Lender expressly agree, pursuant to Section 346.004 of the Texas Finance Code, that Chapter 346 shall not apply to this Note or to any advance evidenced by this Note and that this Note and all such advances shall not be governed by or subject to the provisions of Chapter 346 in any manner whatsoever.

18. The Lender reserves the right, exercisable in the Lender’s sole discretion and without notice to the Borrower or any other person, to sell participations, to assign its interest or both, in all or any part of this Note or this debt or the debt evidenced hereby.

19. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Exhibit A Page 4

Executed on the date of the acknowledgment to be effective as of the date first written above.

BORROWER:

EQUUS TOTAL RETURN, INC., formerly known as EQUUS II INCORPORATED, a Delaware corporation

By:
Harry O. Nicodemus, IV
Chief Financial Officer

Exhibit A Page 5

Exhibit B

Form of Borrowing Notice

TO:	Regions Bank
3272 Westheimer, Suite #1
Houston, Texas 77098
Attention: Terry A. Pruden

DATE:             , 200__

Ladies and Gentlemen:

The undersigned is an officer of Equus Total Return, Inc., a Delaware corporation (the “Borrower”), and is authorized to make and deliver this certificate pursuant to that certain Loan Agreement dated as of August __, 2006, between the Borrower and Regions Bank (such Loan Agreement as the same may be amended, supplemented or modified from time to time, being hereinafter referred to as the “Agreement”). All terms defined in the Agreement or the Note shall have the same meaning herein.

In accordance with the Agreement, the Borrower hereby gives you notice irrevocably of the Advance request specified below:

I.	ADVANCE:

Requested Amount: $__________ (not to exceed line (e) below)

Advance date:__________

Type of Advance (check):

_____ Prime Rate

______ Libor Rate

Length of Interest Period for Libor Rate Advances (1, 2, 3 or 6 months or such longer period of 12 months or less with Lender’s consent):	_______months

Information

(a)	Outstanding principal amount of Advances prior to requested Advance	$__________

(b)	Eligible Portfolio Value	$__________

(c)	Borrowing Base (20% of line (b))	$__________

(d)	Borrowing Base minus line (a)	$__________

(e)	Net availability for Advances: [lesser of line (d) or line (c)]	$__________

(f)	Amount of Requested Advance	$__________

In connection with the foregoing and pursuant to the terms and provisions of the Agreement, the undersigned hereby certifies that the following statements are true and correct:

1) The representations and warranties contained in Section 4 of the Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date.

2) No material adverse change in the financial condition of Borrower since the effective date of the most recent financial statements furnished to Lender by Borrower shall have occurred and be continuing.

3) No event has occurred and is continuing or would result from the requested Advance, which with notice or lapse of time, or both, would constitute and Event of Default.

Exhibit B Page 1

4) The amount of the requested Advance, when added to the sum of all outstanding Advances, will not exceed the lesser of (i) the Borrowing Base and (ii) $10,000,000.

5) If any Collateral consists of Margin Stock, the Borrower has delivered to Lender contemporaneously with this Borrowing Notice a Federal Reserve Form U-1 (or any successor form) permitting the requested Advance to be made in compliance with the Margin Regulations.

6) All information supplied above is true, correct, and complete as of the date hereof.

BORROWER:

EQUUS TOTAL RETURN, INC., a Delaware corporation

By:
Authorized Officer
Name:
Title:

Dated as of:

Exhibit B Page 2

Exhibit C

Form of Conversion/Continuation Notice

Date:                     ,

TO:	Regions Bank
3272 Westheimer, Suite #1
Houston, Texas 77098
Attention: Terry A. Pruden

DATE:                 , 200__

Ladies and Gentlemen:

The undersigned is an officer of Equus Total Return, Inc., a Delaware corporation (the “Borrower”), and is authorized to make and deliver this certificate pursuant to that certain Loan Agreement dated as of August __, 2006, between the Borrower and Regions Bank (such Loan Agreement as the same may be amended, supplemented or modified from time to time, being hereinafter referred to as the “Agreement”). All terms defined in the Agreement or the Note shall have the same meaning herein.

The undersigned hereby requests:

I.	CREDIT FACILITY

1.	Amount of [conversion] [continuation]: $__________

2.	Existing rate:		Check applicable blank

	(a)	Prime Rate	_______________

	(b)	Libor Rate Advance with Interest Period of:

		(i) one month	_______________

		(ii) two months	_______________

		(iii) three months	_______________

		(iv) six months	_______________

		(iv) up to 12 months	_______________ (with Lender’s consent)

3.	If a Libor Rate Advance, date of the last day of the Interest Period for such Loan: _______________, 200_.

The Advance described above is to be [converted] [continued] as follows:

4.	Requested date of [conversion] [continuation]: _______________, 200_.

5.	Requested type of Advance and applicable dollar amount:

	(a)	Prime Rate Loan for $__________

	(b)	Libor Rate Advance with Interest Period of:

		(i) one month for	$__________

		(ii) two months for	$__________

		(iii) three months for	$__________

		(iv) six months for	$__________

		(iv) up to 12 months	$__________(with Lender’s consent)

The [conversion] [continuation] requested herein complies with the Agreement and Note.

Exhibit C Page 1

BORROWER:

EQUUS TOTAL RETURN, INC., a Delaware corporation

By:
Authorized Officer
Name:
Title:

Exhibit C Page 2